                                                                    EXHIBIT 99.3

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements.

     Petroleum refining industry operations and profitability are influenced by a large number of factors, some of which individual petroleum refining and marketing companies cannot control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment (see "Business -- Environment and Safety"), have a significant impact on petroleum activities, regulating how companies conduct their operations and formulate their products. Demand for crude oil and refined products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part. Our consolidated operating results are affected by these industry-specific factors and by company-specific factors, such as the success of marketing programs and refinery operations.

     The earnings and cash flows of companies engaged in the refining and marketing business in the United States are primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable costs. The refining and marketing business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. This business is also characterized by substantial fluctuations in variable costs, particularly costs of crude oil, feedstocks and blending components, and in the prices realized for refined products. Crude oil and refined products are commodities whose price levels are determined by market forces beyond our control.

     In general, prices for refined products are significantly influenced by the price of crude oil, feedstocks and blending components. Although an increase or decrease in the price for crude oil, feedstocks and blending components generally results in a corresponding increase or decrease in prices for refined products, generally there is a lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on our consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. Although the pricing formulas under our crude supply agreements with PDVSA are designed to protect us from pricing volatility, we receive only approximately 50% of our crude oil requirements under these agreements. Therefore, a substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on our earnings and cash flows.

     As noted above, we purchase a significant amount of our crude oil requirements from PDVSA under long-term supply agreements (expiring in the years 2006 through 2013). This supply represented approximately 50% of the crude oil processed in refineries operated by us in the year ended December 31, 2002. These crude supply agreements contain force majeure provisions which entitle PDVSA to reduce the quantity of crude oil and feedstocks delivered under the crude supply agreements under specified circumstances. For the years 2001 and 2002, PDVSA deliveries of crude oil to us were slightly less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all of the long-term crude oil supply contracts related to our refineries. Therefore, we were required to obtain alternative sources of crude oil, which resulted in lower operating margins.

     A nation-wide work stoppage by opponents of President Hugo Chavez began in Venezuela on December 2, 2002, and has disrupted most activity in that country, including the operations of PDVSA. We continue to be able to locate and purchase adequate crude oil, albeit at higher prices than under our supply contracts with PDVSA, to maintain normal operations at our refineries and to meet our refined products commitments to our customers. In December 2002, we received approximately 61 percent of the crude oil volume that we received from PDVSA in December 2001. In January 2003, we received approximately 94 percent of the crude oil volume that we received from PDVSA in January 2002. In February 2003, we expect to receive deliveries of approximately 80 percent of the crude oil volume that we received from PDVSA in February 2002. The reduction in supply and purchase of crude oil from alternative sources has had the effect of increasing our crude oil cost and decreasing our gross margin and profit margin from what it would have been if the crude oil were received under our long-term crude oil supply contracts with PDVSA. If PDVSA continues to reduce its delivery of crude oil under these crude oil supply agreements due to force majeure events related to the work stoppage in Venezuela or otherwise, we will be required to obtain alternative sources of crude oil which may result in reduced operating margins and increased volatility in our earnings and cash flow. The effect of this current force majeure declaration on our crude oil supply and the duration of this situation are not known at this time. See "Business -- Crude Oil and Refined Product Purchases."

     We also purchase significant volumes of refined products to supplement the production from our refineries to meet marketing demands and to resolve logistical issues. Our earnings and cash flows are also affected by the cyclical nature of petrochemical prices. As a result of the factors described above, our earnings and cash flows may experience substantial fluctuations. Inflation was not a significant factor in our operations during the three years ended December 31, 2002.

     The cost and available coverage level of property and business interruption insurance to us is driven, in part, by company specific and industry factors. It is also affected by national and international events. The present environment for us is one characterized by increased cost of coverage, higher deductibles, and some restrictions in coverage terms. This has the potential effect of lowering our profitability in the near term.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those we believe are important to our financial statements and which require significant judgment and estimation because of inherent uncertainty.

     Environmental Expenditures. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. We constantly monitor our compliance with environmental regulations and respond promptly to issues raised by regulatory agencies. We record liabilities when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. We do not discount environmental liabilities to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

     Commodity and Interest Rate Derivatives. We enter into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce our inventory purchase and product sale exposure to market risk. In the normal course of business, we also enter into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. We also enter into various interest rate swap agreements to manage our risk related to interest rate changes on our debt. Effective January 1, 2001, we record fair values of derivatives in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships in income. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. We will continue to review our accounting treatment of derivatives and may elect hedge accounting under certain circumstances in the future.

     Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against us. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis for which we determine whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to us, and in amounts greater than our accruals, then such determinations could have a material adverse effect on our results of operations in a given reporting period.

     Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, we have absorbed the majority of these cost increases which reduce profitability and increase our liability. There is no indication that the trend in health care costs will be reversed in future periods. Our liability for such health care costs is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.

     Pensions. Our pension cost and liability are based on actuarial calculations, which are dependent on assumptions concerning discount rates, expected rates of return on plan assets, employee turnover, estimated retirement dates, salary levels at retirement and mortality rates. In addition, differences between actual experience and the assumptions also affect the actuarial calculations. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may significantly affect our future pension cost and liability.

CHANGE IN REPORTING ENTITY

     On January 1, 2002, PDV America, our direct parent company, made a contribution to our capital of all of the common stock of PDV America's wholly owned subsidiary, VPHI. Effective January 1, 2002, the accounts of VPHI were included in our consolidated financial statements at the historical carrying value of PDV America's investment in VPHI. In the following discussion and analysis of financial condition and results of operations, amounts shown for the years ended December 31, 2000 and 2001, have been restated to give effect to this transaction as if it took place on January 1, 2000.

RESULTS OF OPERATIONS

  FOR THE THREE YEARS ENDED DECEMBER 31, 2002

     The following table summarizes the sources of our sales revenues and volumes.

                        CITGO SALES REVENUES AND VOLUMES

                                       YEAR ENDED DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                     ---------------------------   -------------------------
                                      2002      2001      2000      2002      2001     2000
                                     -------   -------   -------   -------   ------   ------
                                            (IN MILLIONS)            (GALLONS IN MILLIONS)
Gasoline...........................  $11,758   $11,316   $12,447    15,026   13,585   13,648
Jet fuel...........................    1,402     1,660     2,065     2,003    2,190    2,367
Diesel/#2 fuel.....................    3,462     3,984     4,750     5,031    5,429    5,565
Asphalt............................      597       502       546       902      946      812
Petrochemicals and industrial
  products.........................    1,485     1,490     1,763     2,190    2,297    2,404
Lubricants and waxes...............      561       536       552       261      240      279
                                     -------   -------   -------   -------   ------   ------
     Total refined product sales...  $19,265   $19,488   $22,123    25,413   24,687   25,075
Other sales........................       93       113        34        --       --       --
                                     -------   -------   -------   -------   ------   ------
     Total sales...................  $19,358   $19,601   $22,157    25,413   24,687   25,075
                                     =======   =======   =======   =======   ======   ======

     The following table summarizes our cost of sales and operating expenses.

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                            2002      2001      2000
                                                           -------   -------   -------
                                                                  (IN MILLIONS)
Crude oil................................................  $ 5,098   $ 4,898   $ 6,784
Refined products.........................................   11,077    10,686    11,638
Intermediate feedstocks..................................    1,489     1,496     1,573
Refining and manufacturing costs.........................    1,233     1,113     1,058
Other operating costs and expenses and inventory
  changes................................................      314       542       317
                                                           -------   -------   -------
     Total cost of sales and operating expenses..........  $19,211   $18,735   $21,370
                                                           =======   =======   =======

RESULTS OF OPERATIONS

  2002 COMPARED TO 2001

     Sales revenues and volumes. Sales decreased $243 million, representing a 1% decrease from 2001 to 2002. This was due to a decrease in average sales price of 4% offset by an increase in sales volume of 3%. (See CITGO Sales Revenues and Volumes table above.)

     Equity in earnings of affiliates. Equity in earnings of affiliates decreased by approximately $8 million, or 7% from $109 million in 2001 to $101 million in 2002. An increase in earnings of $4 million attributable to LYONDELL-CITGO, was more than offset by a $12 million reduction in earnings from our other investments.

     Cost of sales and operating expenses. Cost of sales and operating expenses increased by $476 million, or 3%, from 2001 to 2002. (See CITGO Cost of Sales and Operating Expenses table above.)

     We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 58% of cost of sales for 2002 and 57% for 2001. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA, L.L.C. ("HOVENSA"). We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control which impact the volume of refined products purchased. (See also "Forward Looking Statements.")

     As a result of purchases of crude oil supplies from alternate sources due to PDVSA's invocation of the force majeure provisions in its crude oil supply contracts, we estimate that our cost of crude oil purchased in 2002 increased by $42 million from what would have otherwise been the case.

     Gross margin. The gross margin for 2002 was $147 million, or 0.8% of net sales, compared to $867 million, or 4.4% of net sales, for 2001. The gross margin decreased from 3.5 cents per gallon in 2001 to 0.6 cents per gallon in 2002 as a result of general market conditions and factors relating specifically to us including operating problems, weather related shut downs and crude oil supply disruptions under contracts with PDVSA.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $7 million, or 2% in 2002.

     Interest Expense. Interest expense decreased $4 million, or 5% in 2002, primarily due to the decline in interest rates on our variable rate debt.

     Income taxes. Our provision for income taxes in 2002 was $96 million, representing an effective tax rate of 35%. In 2001, our provision for income taxes was $206 million, representing an effective tax rate of 35%.

  2001 COMPARED TO 2000

     Sales revenues and volumes. Sales decreased $2.6 billion, representing a 12% decrease from 2000 to 2001. This was due to a decrease in average sales price of 11% and a decrease in sales volume of 2%. (See CITGO Sales Revenues and Volumes table above.)

     Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $50 million, or 85% from $59 million in 2000 to $109 million in 2001. The increase was primarily due to the change in the earnings of LYONDELL-CITGO, our share of which increased $33 million, from $41 million in 2000 to $74 million in 2001. LYONDELL-CITGO's increased earnings in 2001 are primarily due to higher refining margins offset by the impact of lower crude processing rates due to an unplanned production unit outage and a major turnaround, and higher natural gas costs in the first quarter of 2001. The earnings for 2000 were impacted by a major planned turnaround which occurred during the second quarter of 2000.

     Cost of sales and operating expenses. Cost of sales and operating expenses decreased by $2.6 billion, or 12%, from 2000 to 2001. (See CITGO Cost of Sales and Operating Expenses table above.)

     We purchase refined products to supplement the production from our refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 57% and 54% of cost of sales for the years 2001 and 2000. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA. We estimate that margins on purchased products, on average, are lower than margins on produced products due to the fact that we can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from our produced products and margins may vary due to market conditions and other factors beyond our control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, we do not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond our control that impact the volume of refined products purchased. (See also "Forward Looking Statements.")

     As a result of purchases of crude oil supplies from alternate sources due to the supplier's invocation of the force majeure provisions in our crude oil supply contracts, we estimate that our cost of crude oil purchased in 2001 increased by $6 million from what would have otherwise been the case.

     Gross margin. The gross margin for 2001 was $867 million, or 4.4% of net sales, compared to $787 million, or 3.5% of net sales, for 2000. The gross margin increased from 3.1 cents per gallon in 2000 to 3.5 cents per gallon in 2001 as a result of general market conditions.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $66 million, or 29% in 2001, primarily as a result of an increase in incentive compensation, promotion expenses, and the start-up expenses related to an international operation in 2001.

     Interest expense. Interest expense decreased $16 million, or 19% in 2001, primarily due to lower interest rates on our variable rate debt and lower average debt outstanding during 2001.

     Income taxes. Our provision for income taxes in 2001 was $206 million, representing an effective tax rate of 35%. In 2000, our provision for income taxes was $183 million, representing an effective tax rate of 37%.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity has been adversely affected recently as a result of events directly and indirectly associated with the disruption in our Venezuelan crude oil supply from PDVSA. That disruption affected a portion of the crude oil supplies that we receive from PDVSA, requiring us to replace those supplies from other sources at higher prices and on payment terms generally less favorable than the terms under our supply agreement with PDVSA. We received approximately 43% and 91% of our contracted crude oil volumes from PDVSA during December and January, respectively. We expect to receive approximately 80% of our contractual crude oil volumes from PDVSA during February. During this supply disruption, we have been successful in covering any shortfall with spot market purchases, but those purchases generally require payment 15 days sooner than would be the case for comparable deliveries under our supply agreements with PDVSA. This shortening of our payment cycle has increased our cash needs and reduced our liquidity. Also, a number of trade creditors have sought to tighten credit payment terms on purchases that we make from them. That tightening would further increase our cash needs and further reduce our liquidity.

     In addition, all three major rating agencies lowered our credit ratings based upon, among other things, concerns regarding the supply disruption. One of the downgrades caused a termination event under our existing accounts receivables sale facility, which ultimately led to the repurchase of $125 million in accounts receivable and the cancellation of the facility on January 31, 2003. That facility had a maximum size of $225 million, of which $125 million was used at the time of cancellation. In the ordinary course of business we maintain uncommitted short-term lines of credit with several commercial banks. Effective following the debt ratings downgrade, these uncommitted lines of credit are not currently available. Our committed revolving credit facilities remain available.

     Letter of credit providers for $76 million of our outstanding letters of credit have indicated that they will not renew such letters of credit. These letters of credit support approximately $75 million of tax-exempt bond issues that were issued previously for our benefit. We are arranging for the repurchase of these tax-exempt bonds. We expect that we will seek to reissue these tax-exempt bonds with replacement letters of credit in support if we are able to obtain such letters of credit from other financial institutions or, alternatively, we will seek to replace these tax-exempt bonds with new tax-exempt bonds that will not require letter of credit support. We have an additional $231 million of letters of credit outstanding that back or support other bond issues that we have issued through governmental entities, which are subject to renewal during 2003. We have not received any notice from the issuers of these additional letters of credit indicating an intention not to renew. However, we cannot assure you that any of our letters of credit will be renewed, that we will be successful in obtaining replacements if they are not renewed, that any replacement letters of credit will be on terms as advantageous as those we currently hold or that we will be able to arrange for replacement tax-exempt bonds that will not require letter of credit support.

     In August 2002, three of our affiliates entered into agreements to advance excess cash to us from time to time under demand notes. These notes provide for maximum amounts of $10 million from PDV Texas, Inc., $30 million from PDV America and $10 million from PDV Holding. If a demand were to be made under these notes, it would further tighten our liquidity. At December 31, 2002, the outstanding amounts under these notes were $5 million, $30 million and $4 million, respectively.

     Operating cash flow represents a primary source for meeting our liquidity requirements; however, the termination of our accounts receivable sale facility, the possibility of additional tightened payment terms and the possible need to replace non-renewing letters of credit has prompted us to undertake arrangements to supplement and improve our liquidity. To date, we have undertaken the following:

     - We have reduced our planned discretionary capital expenditures in 2003 by approximately $200 million.

     - Effective February 20, 2003, we entered into a commitment letter, which is subject to customary terms and conditions, with an affiliate of Credit Suisse First Boston LLC for the new secured credit facility. The new secured credit facility will bear interest at a floating rate plus a spread and will be secured by our equity interests in Colonial Pipeline Company and Explorer Pipeline Company.

     - On February 6, 2003, we signed a commitment letter with a financial institution pursuant to which, subject to customary terms and conditions, the financial institution has agreed to provide us with a new non-recourse facility to sell trade accounts receivable to independent third parties. The amount funded under this facility will be limited to a maximum of $200 million outstanding at any one time.

     In addition, we are working on a transaction that, if consummated, will provide us with up to $100 million from the transfer of title to a third party of certain of our refined products at the time those products are delivered into the custody of interstate pipelines. We would expect the terms of any such agreement to include an option to acquire like volumes of refined products from the third party at prevailing prices at predetermined transfer points.

     We have an effective shelf-registration statement with the SEC under which we can publicly offer up to $400 million principal amount of debt securities. Notwithstanding that availability, we may not be able to access the public market if and when we would like to do so. Due, at the time, to the prospect of the Venezuelan work stoppage, we postponed a planned offering of up to $250 million of our unsecured notes from our shelf-registration statement.

     We believe that we have adequate liquidity from existing sources to support our operations for the foreseeable future. We are continuing to review our operations for opportunities to reduce operating and capital expenditures. See "-- Credit Issues" below and see "Risk Factors -- We May Not Be Able to Access New Sources of Liquidity."

  CASH FLOWS FROM OPERATING ACTIVITIES

     Consolidated net cash provided by operating activities totaled approximately $818 million for the year ended December 31, 2002. Operating cash flows were derived primarily from net income of $180 million, depreciation and amortization of $299 million and changes in working capital of $258 million. The change in working capital is primarily the result of increases in payables to affiliates and trade payables and a decrease in prepaid taxes offset, in part, by an increase in prepaid turnaround charges.

  CASH FLOWS FROM INVESTING ACTIVITIES

     Net cash used in investing activities in 2002 totaled $789 million consisting primarily of capital expenditures of $712 million. These capital expenditures include $220 million in spending to rebuild the crude distillation unit of the Lemont refinery due to a fire on August 14, 2001. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. The new crude unit was operational in May 2002.

     Capital expenditure projected amounts for 2003 and 2004 through 2007 are as follows:

                   CAPITAL EXPENDITURES -- 2003 THROUGH 2007

                                                                                2004-
                                                                   2003         2007
                                                               PROJECTED(1)   PROJECTED
                                                               ------------   ---------
                                                                    (IN MILLIONS)
Strategic...................................................       $ 88        $  535
Maintenance.................................................         91           502
Regulatory/environmental....................................        269         1,037
                                                                   ----        ------
     Total..................................................       $448        $2,074
                                                                   ====        ======

---------------

(1) Reflects reduction in 2003 projected capital expenditures discussed below. These estimates may change as future regulatory events unfold. See "Forward Looking Statements."

     Estimated capital expenditures necessary to comply with the Clean Air Act and other environmental laws and regulations are summarized below. See "Forward Looking Statements."

                                                                                         BEYOND
                                                             2003   2004   2005   2006    2006
                                                             ----   ----   ----   ----   ------
                                                                       (IN MILLIONS)
Tier 2 gasoline............................................  $231   $125   $ 82   $ 10    $ --
Ultra low sulfur diesel(1).................................     3     33    179    155     249
Other environmental(2).....................................    35     51     81     92      81
                                                             ----   ----   ----   ----    ----
Total regulatory/environmental.............................  $269   $209   $342   $257    $330
                                                             ====   ====   ====   ====    ====

---------------

(1) Spending on Ultra Low Sulfur Diesel ("ULSD") assumes the EPA will require ULSD for on-road diesel in 2006 and ULSD for off-road diesel use in 2008. These regulations are not final and spending could be reduced if certain alternative regulatory schemes proposed by EPA are adopted.

(2) Other environmental spending assumes $162.9 million in spending to comply with New Source Review standards under the Clean Air Act.

     Internally generated cash flow, together with borrowings available under our credit facilities, are expected to be sufficient to fund these capital expenditures. In addition, we have taken steps to reduce our discretionary capital expenditures in 2003 by approximately $200 million and are continuing to review the timing and amount of scheduled expenditures under our planned capital spending programs, including regulatory and environmental projects in the near term.

     We believe that we will have sufficient capital resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations and other planned expenditures as they arise. We periodically evaluate other sources of capital in the marketplace and anticipate that long-term capital requirements will be satisfied with current capital resources and future financing arrangements, including the issuance of debt securities. Our ability to obtain such financing will depend on numerous factors, including market conditions and the perceived creditworthiness of the Company at that time. See also "Forward Looking Statements."

  CASH FLOWS FROM FINANCING ACTIVITIES

     Net cash used in financing activities totaled $101 million for the year 2002, consisting primarily of the payment of $112 million on revolving bank loans, the payment of $25 million on master shelf agreement notes, the payment of $31 million on taxable bonds, the payment of capital lease obligations of $20 million and the net repayments of other debt of $20 million. These payments were offset in part by $69 million in proceeds from tax exempt bonds, and $39 million in proceeds from loans from affiliates.

  CREDIT ISSUES

     We have historically met our short-term liquidity requirements primarily through cash from operations, borrowings under our revolving credit facilities and our accounts receivable sale facility. We presently have two committed revolving credit facilities with third party financial institutions consisting of:

     - $260 million 364-day credit facility expiring December 10, 2003 (unless we request, and the lenders consent to, an extension of that facility); and

     - $260 million three-year credit facility expiring December 9, 2005.

     The 364-day credit facility includes a provision which allows us at our option to term-out for one year any amounts outstanding under such facility at its original maturity date.

     Funds are available under these credit facilities for working capital, capital expenditures and general corporate purposes. As of January 31, 2003, $210 million was available for borrowing under the 364-day credit facility and $50 million was available for borrowing under the three-year credit facility. Borrowings under these credit facilities bear interest at rates based on either a bank base rate or specified spreads, depending upon our debt to capitalization ratio, over the euro dollar rate. As noted previously, our accounts receivable facility was cancelled on January 31, 2003 following a ratings downgrade. That facility had a maximum availability of $225 million, although only $125 million was used at the time of its cancellation. On February 6, 2003, we signed a commitment letter with a financial institution pursuant to which, subject to customary terms and conditions, the financial institution has agreed to provide us with a new non-recourse facility to sell trade accounts receivable to independent third parties. The amount funded under this facility will be limited to a maximum of $200 million outstanding at any one time. In the ordinary course of business we maintain uncommitted short-term lines of credit with several commercial banks. Effective following the debt ratings downgrade, these uncommitted lines of credit are not currently available. Our committed revolving credit facilities remain available.

     We have guaranteed a 364-day line of credit in the amount of $25 million provided to our wholly owned subsidiary CITGO International Puerto Rico Company.

     Since December 2002, we have experienced a tightening of our payment terms. Our purchases of crude oil from third parties are made at industry payment terms that are less favorable than our contractual payment terms to PDVSA. In addition, a number of our third party crude oil and product suppliers have shortened the time in which we are required to pay for purchases or require payment prior to delivery. This tightening of credit terms has negatively impacted our working capital and liquidity.

     Our senior unsecured debt ratings, as currently assessed by the three major debt rating agencies, are as follows:

                   Moody's Investor's Services         Ba3
                   Standard & Poor's Ratings Group     B+
                   Fitch Investors Service, Inc.       B+

     In connection with their recent downgrades of our debt ratings, the three major rating agencies have all noted concerns regarding the continuing Venezuelan oil supply disruption. Moody's and Fitch have announced that they continue to keep our securities on negative watch. S&P recently changed its review to developing from negative, but noted the importance of improved crude oil shipping volumes and external financing to restoring liquidity. Moody's also noted concern that our direct parent, PDV America, may need substantial assistance from us in order to pay off $500 million of notes maturing in August 2003. PDV America holds a $500 million mirror note from PDVSA which is designed to provide sufficient liquidity to PDV America to make this payment. While PDVSA's obligation remains unchanged, in light of the current uncertainties, PDV America is exploring alternate funding options for the principal repayment due in August 2003. These alternatives involve varying degrees of assistance from us, including a possible dividend from us to meet some or all of PDV America's obligation.

     As a result of these events, we have undertaken, and are undertaking, the steps described at the outset of this "-- Liquidity and Capital Resources" discussion.

     Our debt instruments do not contain any covenants that trigger increased costs or burdens as a result of a change in our securities ratings. Our debt instruments do, however, impose restrictions on our ability to incur additional debt, place liens on property, sell or acquire fixed assets, and make restricted payments, including dividends.

     We were in compliance with our obligations under our debt financing arrangements at December 31, 2002.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following table summarizes future payments for our contractual obligations at December 31, 2002.
                            CONTRACTUAL OBLIGATIONS
                              AT DECEMBER 31, 2002

                                               LESS THAN   YEAR   YEAR   AFTER 5
                                                1 YEAR     2-3    4-5     YEARS    TOTAL
                                               ---------   ----   ----   -------   ------
                                                             (IN MILLIONS)
Long-term debt...............................    $191      $209   $313    $588     $1,301
Capital lease obligations....................      23         5      6      13         47
Operating leases.............................     106       101     35      13        255
                                                 ----      ----   ----    ----     ------
Total contractual cash obligations...........    $320      $315   $354    $614     $1,603
                                                 ====      ====   ====    ====     ======

     For additional information, see Notes 11 and 15 in our consolidated financial statements for the year ended December 31, 2002.

     The following table summarizes our contingent commitments at December 31, 2002.

                          OTHER COMMERCIAL COMMITMENTS
                              AT DECEMBER 31, 2002

                                                          EXPIRATION
                                               --------------------------------     TOTAL
                                               LESS THAN   YEAR   YEAR   OVER 5    AMOUNTS
                                                1 YEAR     2-3    4-5    YEARS    COMMITTED
                                               ---------   ----   ----   ------   ---------
                                                              (IN MILLIONS)
Letters of credit(1).........................    $  3      $--     $--     $--      $  3
Guarantees...................................      67        2      3       1         73
Surety bonds.................................      58       11      2      --         71
                                                 ----      ---     --      --       ----
Total commercial commitments.................    $128      $13     $5      $1       $147
                                                 ====      ===     ==      ==       ====

---------------

(1) We have outstanding letters of credit totaling approximately $451 million, which includes $448 million related to our tax-exempt and taxable revenue bonds included in long-term debt in the table of contractual obligations above.

     For additional information, see Note 14 in our consolidated financial statements for the year ended December 31, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Introduction. We and our subsidiaries have exposure to price fluctuations of crude oil and refined products as well as fluctuations in interest rates. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which we operate and finance our assets. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. As a result, at December 31, 2002, we were exposed to the risk of broad market price declines with respect to a substantial portion of our crude oil and refined product inventories. The following disclosures do not attempt to quantify the price risk associated with such commodity inventories.

     Commodity Instruments. We balance our crude oil and petroleum product supply/demand and manage a portion of our price risk by entering into petroleum commodity derivatives. Generally, our risk management strategies qualified as hedges through December 31, 2000. Effective January 1, 2001, our policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. At December 31, 2002, none of our commodity derivatives were accounted for as hedges.

                       NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT DECEMBER 31, 2002

                                                     MATURITY   NUMBER OF   CONTRACT    MARKET
COMMODITY                      DERIVATIVE              DATE     CONTRACTS    VALUE     VALUE(4)
---------                      ----------            --------   ---------   --------   --------
                                                                               (IN MILLIONS)
No lead
  gasoline(1)......  Futures Purchased                 2003         564      $ 19.9     $ 20.6
                     Futures Sold                      2003       1,023        35.3       37.6
                     Listed Options Purchased          2003       1,225          --        4.2
                     Listed Options Sold               2003       2,225          --        5.5
                     Forward Purchase Contracts        2003       2,577        89.2       92.5
                     Forward Sales Contracts           2003       2,364        81.3       86.2
Distillates(1).....  Futures Purchased                 2003       2,227        73.4       78.7
                     Futures Purchased                 2004          31         0.8        0.9
                     Futures Sold                      2003       2,953        93.2       96.7
                     OTC Options Purchased             2003          66          --        0.1
                     OTC Options Sold                  2003          66          --       (0.1)
                     OTC Swaps (Pay Fixed/Receive      2003          12          --         --
                       Float)(3)
                     OTC Swaps (Pay Float/Receive      2003          75          --         --
                       Fixed)(3)
                     Forward Purchase Contracts        2003       3,134       106.5      111.0
                     Forward Sales Contracts           2003       2,944        98.1      104.7
Crude Oil(1).......  Futures Purchased                 2003       1,986        51.2       54.5
                     Futures Sold                      2003       1,476        41.8       45.3
                     Listed Options Purchased          2003       2,250          --        2.3
                     Listed Options Sold               2003       3,150          --        3.1
                     OTC Swaps (Pay Float/Receive      2003       3,500          --       (3.0)
                       Fixed)
                     Forward Purchase Contracts        2003       5,721       160.8      174.4
                     Forward Sales Contracts           2003       4,412       129.8      137.2
Natural Gas(2).....  Listed Options Purchased          2003          85          --        0.8
                     Listed Options Sold               2003          40          --        0.6

                                                     MATURITY   NUMBER OF   CONTRACT    MARKET
COMMODITY                      DERIVATIVE              DATE     CONTRACTS    VALUE     VALUE(4)
---------                      ----------            --------   ---------   --------   --------
                                                                               (IN MILLIONS)
Propane(1).........  OTC Swaps (Pay Fixed/Receive      2003          75          --        0.5
                       Float)
                     OTC Swaps (Pay Float/Receive      2003         300          --       (1.5)
                       Fixed)

---------------

(1) 1,000 barrels per contract

(2) Ten-thousands of mmbtu per contract

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4) Based on actively quoted prices

                       NON TRADING COMMODITY DERIVATIVES
                      OPEN POSITIONS AT DECEMBER 31, 2001

                                                    MATURITY   NUMBER OF   CONTRACT    MARKET
COMMODITY                     DERIVATIVE              DATE     CONTRACTS    VALUE     VALUE(4)
---------                     ----------            --------   ---------   --------   --------
                                                                              (IN MILLIONS)
No lead
  gasoline(1)......  Futures Purchased                2002         994       $25.4      $25.0
                     Futures Sold                     2002         332         8.3        8.1
                     Forward Purchase Contracts       2002       4,095        95.8       94.0
                     Forward Sale Contracts           2002       3,148        71.2       73.2
Distillates(1).....  Futures Purchased                2002       1,483        43.4       34.6
                     Futures Purchased                2003          94         2.4        2.3
                     Futures Sold                     2002         943        25.3       21.8
                     OTC Options Purchased            2002          30          --         --
                     OTC Options Sold                 2002          30        (0.1)      (0.1)
                     Forward Purchase Contracts       2002       1,123        25.2       24.9
                     Forward Sale Contracts           2002       2,536        56.3       56.4
Crude oil(1).......  Futures Purchased                2002         517        12.6       10.4
                     Futures Sold                     2002         649        12.7       12.9
                     OTC Swaps (Pay Float/Receive     2002           2          --        0.3
                       Fixed)(3)
                     OTC Swaps (Pay Fixed/Receive     2002           1          --         --
                       Float)(3)
                     Forward Purchase Contracts       2002       6,652       130.3      135.2
                     Forward Sale Contracts           2002       6,268       135.1      137.0
Natural gas(2).....  Futures Sold                     2002          55         1.6        1.4
                     OTC Options Sold                 2002          20          --       (0.1)

---------------

(1) 1,000 barrels per contract

(2) Ten-thousands of mmbtu per contract

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4) Based on actively quoted prices

     Debt Related Instruments. We have fixed and floating U.S. currency denominated debt. We use interest rate swaps to manage our debt portfolio toward a benchmark of 40 to 60 percent fixed rate debt to total fixed and floating rate debt. These instruments have the effect of changing the interest rate with the objective of minimizing our long-term costs. At December 31, 2002 and 2001, our primary exposures were to LIBOR and floating rates on tax exempt bonds.

     For interest rate swaps, the table below presents notional amounts and interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                     NON TRADING INTEREST RATE DERIVATIVES
                  OPEN POSITIONS AT DECEMBER 31, 2002 AND 2001

                                                               FIXED RATE   NOTIONAL PRINCIPAL
VARIABLE RATE INDEX                          EXPIRATION DATE      PAID            AMOUNT
-------------------                          ---------------   ----------   ------------------
                                                                              (IN MILLIONS)
  J. J. Kenny..............................   February 2005       5.30%            $12
  J. J. Kenny..............................   February 2005       5.27%            $15
  J. J. Kenny..............................   February 2005       5.49%            $15
                                                                                   ---
                                                                                   $42
                                                                                   ===

     Interest expense includes $0.6 million in 2000 related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements are recorded in other income (expense). The fair value of these agreements at December 31, 2002, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $3.5 million, the offset of which is recorded in the balance sheet caption other current liabilities.

     For debt obligations, the table below presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2002

                                                                                         EXPECTED
                                   FIXED RATE      AVERAGE FIXED    VARIABLE RATE    AVERAGE VARIABLE
EXPECTED MATURITIES                   DEBT         INTEREST RATE        DEBT          INTEREST RATE
-------------------              ---------------   -------------   ---------------   ----------------
                                  (IN MILLIONS)                     (IN MILLIONS)
2003...........................       $ 61             8.79%            $129               2.60%
2004...........................         31             8.02%              16               3.78%
2005...........................         11             9.30%             150               5.77%
2006...........................        252             8.06%              --                 --
2007...........................         50             8.94%              12               8.76%
Thereafter.....................        183             7.50%             405              10.22%
                                      ----             ----             ----              -----
Total..........................       $588             8.06%            $712               7.79%
                                      ====                              ====
Fair Value.....................       $567                              $712
                                      ====                              ====

                                DEBT OBLIGATIONS
                              AT DECEMBER 31, 2001

                                                                                          EXPECTED
                                                                                          AVERAGE
                                    FIXED RATE      AVERAGE FIXED    VARIABLE RATE        VARIABLE
EXPECTED MATURITIES                    DEBT         INTEREST RATE        DEBT          INTEREST RATE
-------------------               ---------------   -------------   ---------------   ----------------
                                   (IN MILLIONS)                     (IN MILLIONS)
2002............................       $ 36             8.78%            $ 71               3.45%
2003............................         61             8.79%             320               4.64%
2004............................         31             8.02%              16               5.72%
2005............................         11             9.30%              --                 --
2006............................        251             8.06%              --                 --
Thereafter......................        130             7.85%             485               8.50%
                                       ----             ----             ----               ----
Total...........................       $520             8.17%            $892               6.66%
                                       ====                              ====
Fair Value......................       $532                              $892
                                       ====                              ====

NEW ACCOUNTING STANDARDS

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 did not materially impact our financial position or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not materially impact our financial position or results of operations.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 did not impact our financial position or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligations it has undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interests but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. We have not determined the impact on our financial statements that may result from the application of FIN 46.

PROPOSED ACCOUNTING CHANGE

     The American Institute of Certified Public Accountants ("AICPA") has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. This statement also has provisions which will change the method of determining depreciable lives. The impact on future depreciation expense is not determinable at this time. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2003, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. Currently, the AICPA is discussing the future of this exposure draft with the FASB. The final accounting requirements and timing of required adoption are not known at this time. At December 31, 2002, we had included turnaround costs of $210 million in other assets. Our management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.